Exhibit 99.1

Audentes Announces Continuing Positive Data from First Dose Cohort of ASPIRO, a Phase 1/2 Clinical Trial of AT132 in Patients With X-Linked Myotubular Myopathy

-	Significant improvements in neuromuscular and respiratory function at 24-week timepoint
-	Encouraging initial efficacy observed at four-week timepoint in Cohort 1 expansion patients
-	Patient 1 has achieved ventilator independence and oral feeding

SAN FRANCISCO, May 16, 2018 / PRNewswire/ -- Audentes Therapeutics, Inc. (Nasdaq: BOLD), a biotechnology company focused on developing and commercializing gene therapy products for patients living with serious, life-threatening rare diseases, today announced continuing positive data from the first dose cohort of ASPIRO, a Phase 1/2 clinical trial of AT132 in patients with X-Linked Myotubular Myopathy (XLMTM).  ASPIRO is a multicenter, multinational, open-label, ascending dose study to evaluate the safety and preliminary efficacy of AT132 in approximately 12 XLMTM patients less than five years of age.  The data were presented during an oral presentation at the 21st annual meeting of the American Society of Gene and Cell Therapies in Chicago, IL.

“We continue to be highly encouraged by the profile of AT132 observed to date in the ASPIRO study,” stated Dr. Suyash Prasad, Senior Vice President and Chief Medical Officer of Audentes.  “Patients treated in the initial cohort continue to make advancements in neuromuscular and respiratory function, highlighted by the fact that our earliest treated patient has now been ventilator independent for over eight weeks.”

Dr. Prasad continued, “We are pleased to see the encouraging trends in safety and efficacy continue in the recently enrolled Cohort 1 expansion patients, with early gains in CHOP-INTEND and MIP observed by the four-week timepoint and no significant treatment-related adverse events reported to date. We remain inspired by our patients and their families, and we look forward to continuing our work with the XLMTM community to advance this important work as rapidly as possible.”

ASPIRO Interim Data Summary

The interim data includes safety and efficacy assessments as of May 12, 2018 for the first dose cohort of ASPIRO, comprised of six AT132-treated patients dosed at 1x1014 vector genomes (vg) per kilogram (kg), and one delayed-treatment concurrent control patient. Individual patient follow-up ranged up to 24 weeks.

Safety Summary

There have been a total of 24 adverse events (AEs) reported in ASPIRO, six of which were determined to be serious adverse events (SAEs).

One of the six SAEs occurred in Patient 4, the delayed treatment concurrent control patient, who was hospitalized for gastroenteritis at week 10. The patient has recovered and the event was determined to be not treatment-related.  The remaining five SAEs occurred in Patient 3. The first was a hospitalization for pneumonia two weeks post study drug administration (not treatment-related); the next three were a series of related SAEs that occurred seven weeks post study drug administration and included hospitalization for a gastrointestinal infection during which the patient experienced elevated creatine kinase (CK) and troponin levels suggestive of myocarditis (probably treatment-related). These events have been controlled with treatment, and cardiac function has not been compromised. The final SAE in Patient 3 was a hospitalization at week 21 for monitoring of atrial tachycardia, deemed possibly treatment-related.  Patient 3 was noted to have experienced an episode of tachycardia prior to enrollment in ASPIRO.

Patient 1 experienced three non-serious AEs that were determined to be possibly treatment-related, including mild, clinically asymptomatic exacerbation of pre-existing hyperbilirubinemia (resolved) and mild unspecific abnormalities in liver ultrasound and proteinuria (resolved).  Patient 2 experienced four non-serious AEs determined to be probably treatment related, including clinically asymptomatic hyperbilirubinemia; and liver enzyme and CK elevations which have been controlled by extended steroid coverage.

There have been an additional 11 non-serious AEs in ASPIRO, all determined to be not treatment-related. There have been no significant treatment-related adverse events identified to date in Patients 5 through 7, referred to as the Cohort 1 expansion patients.

Efficacy Summary

The key assessment of neuromuscular function is the CHOP-INTEND scale, in which a maximal score of 64 reflects the level of neuromuscular function that a healthy baby is expected to approach by three to six months of age. Additional analyses to be reported based on longer term follow-up include the Motor Function Measure (MFM-20) and Bayley-III™ scales of infant and toddler development. Motor developmental milestones are derived from each of the neuromuscular assessments.

The key assessment of respiratory function is a measurement of maximal inspiratory pressure (MIP), for which values ≥ 80 cmH20 are considered normal in healthy children less than five years of age. Additional assessments include measurement of maximal expiratory pressure (MEP), and time per day on invasive ventilatory support (tracheostomy) or non-invasive respiratory support (BiPAP).

Patient Interim Data Summaries:

•	Patient 1: data set includes assessments through week 24 timepoint
o	Age 0.8 years at baseline
o	BiPAP of 12 hours per day at baseline, now ventilator independent since week 16
o	CHOP-INTEND increased from 29 at baseline to 64 at week 24, an increase of 121%
o	MIP increased from 33 cmH20 at baseline to 89 cmH20 at week 24, an increase of 170%
o

No age-appropriate first-year motor milestones were achieved at the baseline assessment.  By week 12, Patient 1 had acquired several age appropriate skills, including the ability to control head movements, roll over by himself and sit unassisted for > 5 seconds, and maintained these skills through week 24.

o	Physicians and caregivers have reported additional observations in Patient 1 at week 24, including the ability to feed orally, stand with support and increased loudness of vocalization.

•	Patient 2: data set includes assessments through week 24 timepoint
o	Age 4.1 years at baseline
o	Invasive ventilation 22 hours per day at baseline, decreased to 12 hours per day at week 24
o	CHOP-INTEND increased from 45 at baseline to 59 at week 24, an increase of 31%

o	MIP increased from 44 cmH20 at baseline to 104 cmH20 at week 24, an increase of 136%
o

No age-appropriate first-year motor milestones were achieved at the baseline assessment.  By week 12, Patient 2 had acquired several skills, including the ability to control head movements, roll over by himself and sit unassisted for > 5 seconds, and maintained these skills through week 24.

o	Physicians and caregivers have reported additional observations in Patient 2 at week 24, including standing with support, scooting and crawling, and increased loudness of vocalization.

•	Patient 3: data set includes efficacy assessments through week 12 timepoint
o	Age 2.6 years at baseline
o	Invasive ventilation of 24 hours per day at baseline, no change at week 12
o	CHOP-INTEND increased from 34 at baseline to 43 at week 12, an increase of 26%
o	MIP increased from 26 cmH20 at baseline to 48 cmH20 at week 12, an increase of 85%
o	No age appropriate first-year developmental milestones were achieved at the baseline assessment or by week 12
o	Physicians and caregivers have reported increased loudness of vocalization and trunk strength at week 12

•	Patient 4 (Delayed-treatment concurrent control): includes assessments through week 24 timepoint
o	Age 4.0 years at baseline
o	BiPAP was 12 hours per day at baseline, no change at week 24
o	CHOP-INTEND was 49 at baseline, no change at week 24
o	MIP decreased from 58 cmH20 at baseline to 46 cmH20 at week 24, a decrease of 21%
o	First-year developmental milestones of head control and sitting unassisted for > 5 seconds were noted at baseline, but only head control was maintained at week 24

•	Patient 5: data set includes assessments through week four timepoint
o	Age 1.0 year at baseline
o	Invasive ventilation of 22.7 hours per day at baseline
o	CHOP-INTEND increased from 36 at baseline to 50 at week four, an increase of 39%
o	MIP increased from 14 cmH20 at baseline to 33 cmH20 at week four, an increase of 136%

•	Patient 6: data set includes assessments through week four timepoint
o	Age 0.8 years at baseline
o	Invasive ventilation of 24 hours per day at baseline, 21 hours per day at week four
o	CHOP-INTEND increased from 39 at baseline to 43 at week four, an increase of 10%
o	MIP improved 35 cmH20 at baseline to 63 cmH20 at week one, an increase of 80%

•	Patient 7: data set includes only baseline assessments
o	Age 0.8 years at baseline
o	Invasive ventilation of 23.5 hours per day at baseline
o	CHOP-INTEND was 43 at baseline
o	MIP was 29 cmH20 at baseline

Audentes is currently completing analysis of the muscle biopsies gathered from initial Cohort 1 patients.  These data, along with the safety and efficacy assessments from all patients, will be reviewed with the independent Data Monitoring Committee to inform decisions regarding dose escalation. Audentes expects to provide an update on these plans in the third quarter of 2018.

About ASPIRO, the Phase 1/2 Clinical Study of AT132

ASPIRO is a multicenter, multinational, open-label, ascending dose study to evaluate the safety and preliminary efficacy of AT132 in approximately 12 XLMTM patients less than five years of age. The study is designed to include nine AT132 treated subjects and three delayed-treatment concurrent control subjects, who will be treated after the optimal dose is selected.  Primary endpoints include safety (adverse events and certain laboratory measures) and efficacy (assessments of neuromuscular and respiratory function).  Secondary endpoints include the burden of disease and health related quality-of-life, and muscle tissue histology and biomarkers.  The primary efficacy analysis is expected to be conducted at 12 months, with interim evaluations to be conducted at earlier time points. After the primary 12-month assessment, subjects are expected to be followed for another four years to assess long term safety, durability of effect and developmental progression.

About AT132 for X-Linked Myotubular Myopathy

AT132 is the Audentes product candidate being developed to treat XLMTM, a rare monogenic disease characterized by extreme muscle weakness, respiratory failure and early death, with an estimated 50% mortality rate by 18 months of age.  XLMTM is caused by mutations in the MTM1 gene, which encodes the protein myotubularin.  Myotubularin plays an important role in the development, maintenance and function of skeletal muscle cells.  AT132 is comprised of an AAV8 vector containing a functional copy of the MTM1 gene.  In May 2018, Audentes reported positive interim data from the first dose cohort of ASPIRO, a multicenter, ascending dose Phase 1 / 2 clinical study to evaluate the safety and preliminary efficacy of AT132 in approximately 12 XLMTM patients less than five years of age. The preclinical development of AT132 was conducted in collaboration with Genethon (www.genethon.fr).

AT132 has been granted orphan drug designation in both the United States and European Union, and Rare Pediatric Disease and Fast Track designations by the FDA.

About Audentes Therapeutics, Inc.

Audentes Therapeutics (Nasdaq: BOLD) is a biotechnology company focused on developing and commercializing innovative gene therapy products for patients living with serious, life-threatening rare diseases.  We are currently conducting Phase 1 / 2 clinical studies of our lead product candidates AT132 for the treatment of X-Linked Myotubular Myopathy (XLMTM) and AT342 for the treatment of Crigler-Najjar Syndrome.  We have two additional product candidates in development, including AT982 for the treatment of Pompe disease, and AT307 for the treatment of the CASQ2 subtype of Catecholaminergic Polymorphic Ventricular Tachycardia (CASQ2-CPVT).  We are a focused, experienced and passionate team committed to forging strong, global relationships with the patient, research and medical communities.

For more information regarding Audentes, please visit www.audentestx.com.

About Genethon

Created by the AFM-Telethon, the French Muscular Dystrophy Association (AFM), Genethon, located in Evry, France, is a non-profit R&D organization dedicated to the development of biotherapies for orphan genetic diseases, from the research to clinical validation. Genethon is specialized in the discovery and development of gene therapy drugs and has multiple ongoing programs at clinical, preclinical and research stage for neuromuscular, blood, immune system, and liver diseases.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to: the expected benefits of the company’s product candidates, the timing and nature of clinical development activities and anticipated clinical milestones.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval is inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause the company's actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to the company's ability to advance its product candidates, obtain regulatory approval of and ultimately commercial its product candidates, the timing and results of preclinical and clinical trials, the company's ability to fund development activities and achieve development goals, the company's ability to protect intellectual property and other  risks and uncertainties described under the heading "Risk Factors" in documents the company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Audentes Contacts:

Investor Contact:
Andrew Chang
415.818.1033

achang@audentestx.com

Media Contact:
Paul Laland
415.519.6610

plaland@audentestx.com